Exhibit 99.(c)(8)

Conflicts Committee of GasLog Partners LP March 19, 2023 PRELIMINARY ANALYSIS SUBJECT TO MATERIAL CHANGES 3/18/2023 9:46 PM

Confidential ◼ On March 15, 2023, Evercore, on behalf of the Conflicts Committee, conveyed the counterproposal of $9.85 per common unit with the provision for majority of the minority to GasLog Ltd. ◼ On March 17, 2023, GasLog Ltd. responded with its own counterproposal, increasing the proposed cash consideration from $8.02 to $8.10 per GasLog Partners common unit and continuing its insistence on no majority of the minority The Sponsor focused on two internally generated Net Asset Value estimates ● The Sponsor provided a charter-adjusted NAV based on their internally-developed charter adjustment with a negative mark-to-market of ~$117mm on the fleet’s current charters ● The Sponsor also presented an analysis of six recent S&P transactions occurring at a discount to internally-generated estimated broker values for the assets with an implied 23% discount to the gross values of the broker-supplied appraisals While GasLog Ltd. had previously highlighted CoolCo as the relevant comparable, new materials presented argued that GasLog Partners should be valued at a discount to CoolCo In addition, GasLog Ltd. highlighted that regulatory and environmental compliance concerns related to specific GasLog Partners assets should be incorporated into valuation with a discount Summary of Sponsor Counterproposal Key Developments Since Last Meeting 1

Confidential Offer Date: 1/24/23 3/10/23 3/17/23 3/15/23 3/4/23 Offeror: Sponsor Sponsor Sponsor Committee Committee GasLog Partners Common Unit Value $7.70 $8.02 $8.10 $8.50 $9.00 $9.50 $9.85 $10.00 (x) Total Units Outstanding 54.285 54.285 54.285 54.285 54.285 54.285 54.285 54.285 Implied Equity Value $418 $435 $440 $461 $489 $516 $535 $543 (+) Gross Debt as of December 31, 2022 985 985 985 985 985 985 985 985 (–) Cash and Cash Equivalents (223) (223) (223) (223) (223) (223) (223) (223) (+) Liquidation Value of Preferred Equity 291 291 291 291 291 291 291 291 Implied Enterprise Value $1,470 $1,488 $1,492 $1,514 $1,541 $1,568 $1,587 $1,595 Premiums Metric Unaffected Unit Price as of January 24, 2023 $6.98 10.3% 14.9% 16.0% 21.8% 28.9% 36.1% 41.1% 43.3% Unaffected 10-Day VWAP 6.74 14.2% 18.9% 20.1% 26.1% 33.5% 40.9% 46.1% 48.3% Unaffected 30-Day VWAP 6.79 13.4% 18.1% 19.3% 25.2% 32.6% 39.9% 45.1% 47.3% Current Unit Price as of March 17, 2023 8.15 (5.5%) (1.6%) (0.6%) 4.3% 10.4% 16.6% 20.9% 22.7% Implied Price / NAV Assuming 10.0% Discount to Appraised Value $8.51 0.91x 0.94x 0.95x 1.00x 1.06x 1.12x 1.16x 1.18x Assuming No Premium / Discount to Appraised Value 11.70 0.66 0.69 0.69 0.73 0.77 0.81 0.84 0.85 Assuming 10.0% Premium to Appraised Value 14.89 0.52 0.54 0.54 0.57 0.60 0.64 0.66 0.67 EBITDA Multiples (GLOP Mgmt.) Enterprise Value / 2022A EBITDA $274 5.4x 5.4x 5.4x 5.5x 5.6x 5.7x 5.8x 5.8x Enterprise Value / 2023E EBITDA 290 5.1 5.1 5.2 5.2 5.3 5.4 5.5 5.5 Enterprise Value / 2024E EBITDA 269 5.5 5.5 5.5 5.6 5.7 5.8 5.9 5.9 Enterprise Value / 2025E EBITDA 226 6.5 6.6 6.6 6.7 6.8 6.9 7.0 7.1 EBITDA Multiples (Stifel Research) Enterprise Value / 2023E EBITDA $273 5.4x 5.4x 5.5x 5.5x 5.6x 5.7x 5.8x 5.8x Enterprise Value / 2024E EBITDA 211 7.0 7.1 7.1 7.2 7.3 7.4 7.5 7.6 Distribution Yield (GLOP Mgmt.) 2023E 0.04 0.5% 0.5% 0.5% 0.5% 0.4% 0.4% 0.4% 0.4% ($ in millions, except per unit data) Summary of Sponsor Counterproposal Analysis at Various Prices Source: GasLog Partners management, public filings, FactSet (as of 3/17/23) Proposed Consideration 2

Confidential Potential Negotiation Strategies with the Sponsor ◼ Convey to Sponsor disappointment in negotiations thus far and potentially take a more circumspect and patient approach going forward Signal to Sponsor that the Committee will not agree to a deal in proximity of the most recent offer Push back with conviction, arguing that even with a discount to broker values and a discount to CoolCo multiple, the unit value is close to our offer Strong rate environment may lead to NAV accretion over time from retained cash flow and/or higher asset assessments Sponsor and management may be required to address issue on an earnings call, exerting additional pressure ◼ Request Permission to solicit potential third-party buyers Seek price discovery to see if other buyers can deliver superior value for whole or parts of the fleet ◼ Engage third-party consultant on vessel valuations Provides additional view on vessel value that focuses on charter-adjusted values at levels that might clear the market Perspective on ability to monetize fleet in S&P market or pursue monetization via sale-leaseback and portfolio run-off 1 2 3 3

Confidential

1 Precedent MLP Premiums Paid

Transactions with publicly disclosed initial offers

Date Announced	Date Disclosed	Acquiror / Target	Consideration	Final Transaction Premium: Unaffected Spot Price	Final Transaction Premium: Final Deal Announced - 1
02/01/23	07/06/22	Sisecam Chemical Resources LLC / Sisecam Resources LP	Cash-for-Unit	39.7%	2.8%
01/06/23	08/17/22	Phillips 66 / DCP Midstream, LP	Cash-for-Unit	20.1%	6.2%
07/25/22	02/10/22	Shell USA, Inc. / Shell Midstream Partners, L.P.	Cash-for-Unit	23.0%	9.6%
05/25/22	12/03/21	Höegh LNG Holdings Ltd / Höegh LNG Partners LP	Cash-for-Unit	135.4%	35.0%
04/22/22	10/08/21	Ergon, Inc. / Blueknight Energy Partners, L.P.	Cash-for-Unit	51.5%	40.9%
08/23/21	05/14/21	Landmark Dividend / Landmark Infrastructure Partners LP	Cash-for-Unit	38.4%	16.5%
03/05/21	02/04/21	Chevron Corporation / Noble Midstream Partners LP	Stock-for-Unit	16.7%	(3.3%)
12/15/20	10/04/20	TC Energy Corporation / TC PipeLines, LP	Stock-for-Unit	19.5%	0.6%
12/17/19	08/27/19	Blackstone Infrastructure Partners / Tallgrass Energy LP	Cash-for-Unit	56.4%	22.7%
10/01/19	05/16/19	Brookfield Business Partners L.P. / Teekay Offshore Partners L.P.	Cash-for-Unit	28.1%	33.6%
11/26/18	07/09/18	ArcLight Energy Partners Fund VI, L.P. / TransMontaigne Partners L.P.	Cash-for-Unit	13.5%	12.6%
10/09/18	02/23/18	Antero Midstream GP LP / Antero Midstream Partners LP	Cash/Stock-for-Unit	63.7%	83.4%
All Transactions		**25th Quartile**		**19.7%**	**3.7%**
		Median		**33.3%**	**19.6%**
		Mean		**42.2%**	**25.2%**
		75th Quartile		**55.2%**	**36.5%**
Cash Transactions		**25th Quartile**		**21.6%**	**7.9%**
		Median		**38.4%**	**16.5%**
		Mean		**45.1%**	**20.0%**
		75th Quartile		**54.0%**	**34.3%**

Source: Bloomberg, FactSet, Public filings

EVERCORE
4
GASLOG PARTNERS

Confidential

1 Comparison of Net Asset Value Calculations

($ in millions, except per unit data)

- Strong contracted cash flow in 1H 2023 will increase NAV through discussions / closing
- As a result of de minimis distributions, substantially all of the cash flow generation increases NAV

	GLOP Internally Adjusted Broker Values (Feb-23)		Unadjusted Broker Values (Feb-23)		
	Charter-Adj.	23% S&P Discount			
	Dec-22 B/S	Dec-22 B/S	Dec-22 B/S	Mar-23 B/S	Jun-23 B/S
Steams 145cbm	$177.8	$136.9	$177.8	$177.8	$177.8
Steams 145cbm SLB[1]	28.4	28.4	28.4	28.4	28.4
TFDEs 155cbm	625.0	481.3	625.0	625.0	625.0
TFDEs 155cbm SLB[1]	64.7	64.7	64.7	64.7	64.7
TFDEs 170cbm	156.8	120.7	156.8	156.8	156.8
TFDEs 174cbm	779.0	599.8	774.0[2]	774.0[2]	774.0[2]
Gross Asset Value	**$1,831.6**	**$1,431.8**	**$1,826.6**	**$1,826.6**	**$1,826.6**
Plus: Cash	$223.1	$223.1	$223.1	$125.6	$152.5
Less Debt/Leases/Derivatives (net of fees)	(980.9)	(980.9)	(984.5)[3]	(951.6)	(931.0)
Less: Preferred Equity[4]	(291.1)	(291.1)	(291.1)	(200.3)	(200.3)
Less: Working Capital	(52.4)	(52.4)	(52.0)[3]	(33.5)	(39.0)
Net Asset Value	**$730.5**	**$330.6**	**$722.2**	**$767.0**	**$808.8**
Less: Charter Adjustment	($116.8)	NA	NA	NA	NA
Sponsor Net Asset Value	**$613.7**	**$330.6**	**NA**	**NA**	**NA**
Units Outstanding (inc. Class B Units)	54.5	54.5	54.3	54.3	54.3
NAV / Unit	**$13.40**	**$6.07**	**$13.30**	**$14.13**	**$14.90**
Less: Charter Adjustment / Unit[5]	**($2.14)**	**$ -**	**($2.15)**	**($2.15)**	**($2.15)**
NAV Charter Adjusted / Unit	**$11.26**	**NA**	**$11.15**	**$11.98**	**$12.75**

Source: GasLog Partners management, Partnership filings, Fearnleys, Braemar
1. Based on 3/17/23 Sponsor materials. Represents right-of-use asset associated with sale leaseback
2. February 2023 Braemar appraisal for GasLog Greece not provided, so GasLog Greece gross asset value based on average of February 2023 Fearnleys appraisal and December 2022 Braemar appraisal
3. Based on GasLog Partners 2022 20-F
4. December 2022 balance sheet preferred equity value based on liquidation preference of $25.00 per unit. March and June 2023 balance sheet preferred equity values incorporate repurchase of Series B preferred equity
5. GasLog Partners management charter adjustment of ($116.8)mm divided by units outstanding

EVERCORE 5 GASLOG PARTNERS

Confidential Selected Potential Third-Party Buyers Potential buyers may be interested in the entire fleet or selected assets 2 Entire Fleet Selected Assets for FSRU Conversion / 6

Confidential These materials have been prepared by Evercore Group L.L.C. (“Evercore”) for the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors of GasLog Partners GP LLC, the general partner of GasLog Partners LP (“GLOP,” or the “Partnership”), to whom such materials are directly addressed and delivered and may not be used or relied upon for any purpose other than as specifically contemplated by a written agreement with Evercore. These materials are based on information provided by or on behalf of the Conflicts Committee, from public sources or otherwise reviewed by Evercore. Evercore assumes no responsibility for independent investigation or verification of such information and has relied on such information being complete and accurate in all material respects. To the extent such information includes estimates and forecasts of future financial or operating performance prepared by or reviewed with the management of GLOP and/or other potential transaction participants or obtained from public sources, Evercore has assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of such management (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. These materials were designed for use by specific persons familiar with the business and affairs of GLOP. These materials are not intended to provide the sole basis for evaluating, and should not be considered a recommendation with respect to, any transaction or other matter. These materials have been developed by and are proprietary to Evercore and were prepared exclusively for the benefit and internal use of the Conflicts Committee. These materials were compiled on a confidential basis for use by the Conflicts Committee and not with a view to public disclosure or filing thereof under state or federal securities laws, and may not be reproduced, disseminated, quoted or referred to, in whole or in part, without the prior written consent of Evercore. These materials do not constitute an offer or solicitation to sell or purchase any securities and are not a commitment by Evercore or any of its affiliates to provide or arrange any financing for any transaction or to purchase any security in connection therewith. Evercore assumes no obligation to update or otherwise revise these materials. These materials may not reflect information known to other professionals in other business areas of Evercore and its affiliates. Evercore and its affiliates do not provide legal, regulatory, accounting or tax advice. Accordingly, any statements contained herein as to legal, regulatory, accounting or tax matters were neither written nor intended by Evercore or its affiliates to be used and cannot be used by any person, including for the purpose of avoiding tax penalties that may be imposed on such person. Each person should seek legal, regulatory, accounting and tax advice based on his, her or its particular circumstances from independent advisors regarding the impact of the transactions or matters described herein.